Exhibit 99.1

LHC Group Enters into Joint Venture with Grant Memorial Hospital in Petersburg, West Virginia, to Provide Home Health and Hospice Services

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it entered into a joint venture relationship, effective July 1, 2008, with Grant Memorial Hospital, a 61-bed hospital located in Petersburg, West Virginia, to provide home health and hospice services in Petersburg and the surrounding areas. All home health and hospice services currently provided by Grant Memorial Hospital will continue without interruption under the new partnership.

Grant Memorial Hospital, a regional healthcare facility located in the heart of the Potomac Highlands nestled between the Potomac River and the foothills of the Allegheny Mountains, employs over 360 professionals that provide the nurturing care to those needing hospital services.

The primary service area has an estimated total population of 33,000, with almost 17% over the age of 65. Total revenue for 12 months for this agency is approximately $554,000. This joint venture is not expected to add materially to earnings in 2008.

Robert L. Harman, Chief Executive Officer of Grant Memorial Hospital, said, “We are very pleased to be a partner with an experienced national company like LHC Group. We have provided home health and hospice services in the tri-county area for over 20 years and believe that this partnership will ensure the continuation and even enhancement of these services to the citizens of the area that we serve.”

Keith G. Myers, Chief Executive Officer of LHC Group, said, “We are proud to be partnering with a provider with such an outstanding reputation and tradition of excellence as Grant Memorial Hospital. We look forward to working with the hospital to further expand services and to demonstrate LHC Group’s commitment to helping people in its communities by providing the highest quality home nursing services available.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com